UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008 (October 31, 2008)
CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification Number)
incorporation)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code: (281) 207-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 1.02.	Termination of a Material Definitive Agreement
     On October 31, 2008, CVR Energy, Inc. (the “Company”) entered into an Amendment (the “Amendment”) to its Amended and Restated Crude Oil Supply Agreement (the “Agreement”) with J. Aron & Company (“J. Aron”). The Amendment extends the date on which either party must deliver written notice of its election not to renew the Agreement for a full year from October 31, 2008 to December 1, 2008.
     In addition, the Company announced that while J. Aron has indicated that it does not intend to renew the supply agreement for a full twelve months, the parties have been in discussions regarding extending the supply agreement for up to 45 days beyond December 31, 2008, on terms and conditions mutually acceptable to both parties, in order to assure the Company an uninterrupted supply of crude oil while it negotiates with alternative suppliers. The Company announced that it is in discussions with multiple parties in order to select a new supplier to replace its crude oil supply agreement with J. Aron. Pursuant to the crude oil supply agreement, J. Aron has historically purchased crude oil and other transportation fuels on behalf of the Company and provided transportation and other logistical services to the Company with respect to the crude oil purchased.
     J. Aron is an affiliate of Goldman, Sachs & Co. Affiliates of Goldman, Sachs & Co. currently beneficially own approximately 36.5% of the Company. In addition, J. Aron has also been a party to a cash flow swap agreement with the Company since June 2005 which is expected to terminate in 2010.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits
99.1	Press release, dated November 5, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2008
CVR ENERGY, INC.
	By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary